Exhibit 99

FOR IMMEDIATE RELEASE

February 12, 2016

THE EASTERN COMPANY REPORTS RESULTS
FOR THE FOURTH QUARTER AND TWELVE MONTHS OF 2015

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the fourth quarter and twelve months of 2015.  Sales for the fourth quarter (13 weeks) were $34.4 million, compared to $34.4 million for the fourth quarter (14 weeks) of 2014.  Net income for the fourth quarter was $1.7 million or $0.28 per diluted share, compared to the $2.0 million or $0.33 per diluted share, reported in the same period in 2014.

Net sales for the twelve months of 2015 were $144.6 million compared to $140.8 million for the twelve months of 2014, a 3% increase. For the twelve month period ended January 2, 2016 net income was $5.7 million or $0.92 per diluted share, compared to $7.7 million or $1.23 per diluted share for the same period in 2014.

August Vlak, President and CEO, stated, “The Industrial Hardware Segment experienced sales growth of 4.4% and 4.6%, respectively, in the fourth quarter and twelve months of 2015 compared to the same periods in 2014. The sales growth in the fourth quarter and twelve months reflect an increase in military aftermarket orders to equip “up armored” Humvees which are being retrofitted for lighter duty operations and an increase in sales of our paddle rotary latches and hinges for the Class 5 and 6 light service body vehicles”.

Mr. Vlak also stated, “Sales in the Security Products Segment for the fourth quarter and twelve months were up 12.9% and 14.6%, respectively, primarily as a result of growth in the electronic payment solution products offered in both domestic and international markets. Sales of these products increased over prior year sales by 35%. We anticipate that this trend will continue through 2016. In December 2014, the Company acquired Argo Transdata. This acquisition increased sales in this segment in the fourth quarter and twelve months of 2015 by 6.4% and 9.8%, respectively, compared to 2014”.

Mr. Vlak added, “Sales in our Metal Products Segment were down 25.6% and 18.8%, respectively, for the fourth quarter and twelve months of 2015 compared to the same periods in 2014. Softness in the coal mining industry continued to dampen our operating results in the fourth quarter and the twelve months of 2015. In addition, lower oil and gas prices coupled with excessive coal inventories, have also sharply reduced demand for coal and our mining products in the U.S. We expect this market to remain soft throughout 2016. To counteract the decline in the U.S. mining industry we are working on a number of large projects for the contract casting portion of our business”.

Mr. Vlak continued, “Net income in the fourth quarter of 2015 was also affected by lower utilization in the Metal Products Segment, partly offset by lower commodity prices as world metal prices continued to fall. However, earnings for the twelve months of 2015 were significantly lower due to the one-time expenses incurred during a proxy contest in the first half of the year. The proxy contest expenses had a negative impact on the year to date earnings of approximately ($0.21) per diluted share. No further expenses relating to the proxy contest were incurred during the second half of 2015”.

Mr. Vlak concluded, “In January I visited many of our locations and met with our people in order to complete my strategic assessment of our company, as part of our commitment to create more value for shareholders.  We are developing a plan to optimize our diverse business portfolio, taking advantage of our strong brands and position in selected markets and exploring acquisition opportunities that further strengthen our businesses. We are improving our allocation and management of capital, with a renewed focus on our working capital. And, we are taking steps to accelerate top-line growth. In addition, we are improving our corporate governance. As noted in an earlier news release, the Board of Directors has determined that it is in the best interest of the Company’s shareholders to declassify its’ Board and to elect directors by a majority of the votes cast. The Board of Directors recommended a change in the Company bylaws, which will become effective only upon the approval by the shareholders”.

About the Company

The Eastern Company is a 157-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets. More information on the Company can be found at www.easterncompany.com

Safe Harbor for Forward-Looking Statements
Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
August M. Vlak or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		TWELVE Months Ended

	13 wks	14 wks	52 wks	53 wks
	Jan 2, 2016	Jan 3, 2015	Jan 2, 2016	Jan 3, 2015
Net Sales	$ 34,413,912	$ 34,393,056	$144,567,951	$140,825,360

Net Income After Tax	1,740,776	2,033,271	5,727,043	7,661,476

Net Income Per Share:
Basic	$ 0.28	$ 0.33	$ 0.92	$ 1.23
Diluted	$ 0.28	$ 0.33	$ 0.92	$ 1.23

Weighted average
shares outstandings:
Basic	6,246,571	6,231,729	6,245,057	6,225,068
Diluted	6,246,571	6,231,729	6,245,057	6,237,914